Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Second Quarter 2025 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s second quarter 2025 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our second quarter 2025 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the

Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon, everyone, and thank you for joining us today to discuss our second quarter financial results.

This quarter reflects continued execution across our strategic roadmap, supported by sustained customer utilization and revenue expansion. We achieved solid year-over-year growth, strong margins, and healthy cash flow, reinforcing the durability of our business model and the operational importance of our platform to our clients.

Now, let’s briefly run through the numbers. Revenue for the quarter was up 14% to $21.8 million. Worthy of mention, excluding the $1.0 million of one-time transactional revenue we had in the prior year quarter, our second quarter revenue would have grown 21%. We generated $18.2 million in adjusted gross profit, resulting in a record adjusted gross margin of 84%. Adjusted EBITDA for the quarter was $7.6 million with a margin of 35%. Adjusted net income came in at $4.1 million, resulting in adjusted earnings of 28 cents per diluted share. During the quarter, we generated $4.8 million in free cash flow.

We added over 300 customers to IDI during the quarter, ending the second quarter at over 9,500 customers. Within FOREWARN, we added over 21,000 users and ended the quarter with over 575 Realtor® Associations now contracted to use FOREWARN.

Revenue growth continues to be broad-based, driven by key areas of focus in Law Enforcement, Legal, Government, Financial Services, and Collections. We continue to make solid progress against our large enterprise sales pipeline, testing and winning top-tier customers. Importantly, revenue growth continues to be fueled not only by solid new customer onboarding, but also by notable expansion within our existing customer base. This expansion is a key indicator of the embedded value of our platform. Once our solutions are incorporated into customer workflows, they become critical to daily operations. We continue to see customers increase their usage over time as they realize the full utility, efficiency, and scalability of our offerings, as evidenced by our strong revenue retention.

Internally, we continued to focus on increasing productivity across the enterprise, including the identification and implementation of automation across key business functions, with a focus on increasing throughput and reducing manual dependencies as we scale. These efforts are already contributing to higher productivity across our employee base and more streamlined service delivery, which in turn support margin expansion. We've also been actively optimizing internal workflows through machine learning applications that help prioritize decision paths, reduce latency, and increase operational visibility.

In parallel, we advanced our efforts around proprietary data aggregation and ownership. This remains a core focus area for us. We’ve enhanced the depth and breadth of our identity graph, both through organic expansion and the integration of new data streams. These efforts are increasingly powered by AI-driven ingestion, normalization, and entity resolution, allowing us to accelerate the velocity at which data becomes actionable within our platform.

Our AI initiatives are strategically aligned with our broader objectives of insight generation, delivery, and scalability. We continue to leverage machine learning to strengthen fraud detection, improve data quality, and increase the intelligence embedded throughout our solutions. These applications are not only enhancing product value but also improving efficiency at the infrastructure level. Capital investment in AI remains a key part of our long-term growth strategy.

Financially, our strengthening margin profile continues to support healthy cash flow generation. This, in turn, enables continued investment in AI, product development, data initiatives, and go-to-market, all without compromising financial discipline. We remain well capitalized and operationally agile, with the flexibility to pursue both organic and strategic growth opportunities.

In summary, we are executing against our priorities with discipline and consistency. We’re operating from a position of strength, with a resilient model, differentiated data assets, and a clear roadmap for continued innovation. We remain confident in our ability to drive long-term value creation.

Thank you to our employees for their continued focus and performance, and to our customers and our shareholders for their trust and support.

Now, I’ll turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon, everyone. We are pleased to report another strong quarter, capping a record first half of 2025 highlighted by revenue growth of 20% and an adjusted EBITDA margin of 36%. Demand across our verticals continues to build, and we are seeing larger opportunities convert into meaningful wins. As we move into the second half of the year, we are sharpening our focus on initiatives that will deepen our differentiation, strengthen our competitive position, and expand our reach in key markets.

Turning now to our second quarter results, for clarity, all the comparisons I will discuss today will be against the second quarter of 2024, unless noted otherwise.

Total revenue was $21.8 million, up 14% over the prior year. It’s worth noting that the prior year quarter included $1.0 million of one-time transactional revenue from a large opportunity win with an existing customer. Excluding that one-time benefit, second quarter revenue would have grown 21% over the prior year. We generated $18.2 million in adjusted gross profit, delivering a record adjusted gross margin of 84%, up 2-percentage points. Adjusted EBITDA came in at $7.6 million, an increase of 12% over the prior year, with an adjusted EBITDA margin of 35%, down 1-percentage point. Adjusted net income increased 6% to $4.1 million, resulting in adjusted earnings of 28 cents per diluted share.

Turning to the details of our P&L, as mentioned, revenue for the second quarter was $21.8 million. Within IDI, we saw healthy growth across verticals. IDI’s billable customer base increased by 308 customers sequentially from the first quarter, ending the quarter at 9,549 customers. Our Investigative vertical led all verticals on a percentage basis, delivering strong double-digit revenue growth, driven by the addition of more than 200 law enforcement agencies over the past year.

Our Emerging Markets vertical led all verticals in revenue growth dollars, driven by strong contributions from the Legal, Government, and Retail industries. Collections posted high-teens revenue growth, the highest year-over-year revenue growth for this vertical since 2020. We are encouraged by the recovery underway and believe we are well positioned to accelerate our growth in Collections as a leading solutions provider in this space.

Our Financial and Corporate Risk vertical faced a challenging comparison to the prior year, which included the $1.0 million in one-time transactional revenue I discussed earlier. Notwithstanding, the vertical delivered record revenue this quarter, led by a new high from our Financial Services industry.

Lastly, IDI’s Real Estate vertical, which excludes FOREWARN, declined by single digits as affordability pressures from high home prices and interest rates continue to weigh on the sector.

Shifting from IDI, FOREWARN continues to shine as the leading proactive safety solution for face-to-face engagement. Once again FOREWARN delivered strong double-digit revenue growth, reflecting its growing adoption and importance in the market. During the quarter, we added more than 21,000 users, and now have over 575 REALTOR® Associations under contract.

Contractual revenue accounted for 77% of total revenue in the quarter, up 3-percentage points from the prior year. Gross revenue retention was 97%, an increase of 3-percentage points.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) was consistent at $3.5 million. Adjusted gross profit increased 17% to $18.2 million, resulting in a record adjusted gross margin of 84%, up 2-percentage points from the prior year.

I would like to highlight that during the second quarter, we entered into an amendment with our largest data supplier, extending the term of our agreement through April 30, 2031. We continue to have a strong, collaborative relationship with this supplier, and the extension further solidifies our long-term partnership, with very minimal cost escalation over the extended term.

Moving on, sales and marketing expenses increased $1.2 million, or 28%, to $5.6 million for the quarter, driven primarily by higher personnel-related expenses.

General and administrative expenses increased $1.5 million, or 26%, to $7.3 million, reflecting higher personnel-related costs and acquisition-related expenses.

Depreciation and amortization increased $0.2 million, or 11%, to $2.6 million for the quarter.

Net income increased $0.1 million, or 2%, to $2.7 million for the quarter.

Adjusted net income increased $0.2 million, or 6%, to $4.1 million, resulting in adjusted earnings of 28 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $38.8 million at June 30, 2025, compared to $36.5 million at December 31, 2024. Current assets totaled $50.8 million, compared to $46.2 million at year-end, while current liabilities were $5.6 million, down from $10.3 million.

We generated $7.5 million in cash from operating activities in the second quarter, compared to $5.7 million in the same period last year.

Free cash flow for the quarter was $4.8 million, a 47% increase from $3.3 million a year ago.

We did not repurchase any shares of Company stock under our stock repurchase program during the second quarter.

In closing, the first half of 2025 underscores the strength of our business model, the consistency of our execution, and the dedication of our team. We continue to gain market share, expand our reach, and scale efficiently. With this momentum and a clear focus on our priorities, we are confident in our ability to build on these results and deliver even stronger performance in the second half of the year.

With that, our operator will now open the line for Q&A?

Operator (Operator Instructions)

Your first question comes from the line of Josh Nichols with B. Riley. Your line is now open.

Josh Nichols

Thanks for my taking my question. Great to see the exceptionally strong cash flow and gross margins. I think you touched on it a little bit earlier. You mentioned that you’ve been seeing some very good traction with some larger accounts.

I know you mentioned before, now you’re focusing a little bit more on the enterprise customer base where you don’t really have much penetration and it’s effectively a greenfield opportunity for you.

In terms of what your expectations are for being able to secure some of these larger accounts, not just north of $100,000, but some of which many hundreds of thousands or even $1 million plus per year, what type of progress or tangible headway are you able to talk about on the call for what you made in that regards?

Derek Dubner

Sure, Josh. Derek. Nice to talk to you again. Thanks for the question. As you know for the last 18 months or so and this healthy cash flow generation, we’ve been investing in the business given that our platform and the data, the breadth and depth of our data is really ready for us to enter various places in much larger enterprise, both private and public sector.

We’ve been investing around the teams in the way of go-to-market to break into those verticals. And we’ve had some wins along the way.

I think that’s mostly demonstrated when we call out these one-time wins as we did today, the $1 million in second quarter last year and some opportunities since then, and some of the smaller wins where we brought on large enterprise. And the thing about large enterprise is that often they test first and then they start in smaller volumes.

It is common that large enterprise doesn’t just switch all of their volume over to a new provider, but rather move some of the volume so as not to disrupt either their internal workflows or their customers’ workflows. And so we’ve been making very significant progress, as I mentioned earlier, on testing with larger enterprise and winning some of that business.

We are very, very encouraged about the pipeline. That pipeline continues to grow and that penetration continues to grow. And as you mentioned, those are much larger contract opportunities, which is very exciting about the opportunities going forward for us.

Daniel MacLachlan

Yes, Josh, this is Dan. And I would just add is that you mentioned the $100,000-plus revenue customers.

But what we’re seeing all the way from what I would consider the $10,000 to $25,000 revenue cohort, the $25,000 to $100,000 cohort and then in excess of $100,000 cohort. We’re seeing acceleration in all those cohorts, which means they’re not just moving from one tier into the next.

We’re bringing on new customers at a higher level, at a higher clip. They’re funneling into those cohorts. Their volumes are going up. And so we’re seeing nice growth across all the strategic sides of the enterprise.

As you talk about some of those larger opportunity wins, well in excess of $100,000, that’s what we’re excited about with what we’re doing in public sector, what we’re doing in some of these other go-to-market initiatives where we now have the pipeline, we’re converting those wins. You’re seeing them every so often drop in, and that’s what really excites us.

Josh Nichols

Thanks. Then I know just thinking about here, we’re approaching the government year-end, but also we recently have the passage of the Big Beautiful Bill. There’s some meaningful step-ups, right, in the budgets for some of these government or public sector agencies, at least at the federal level. Does that create any significant opportunity to you? Have you guys had a chance to review that and how that could play out when we start thinking about longer term beyond the next quarter or two, but opportunities throughout ‘26?

Derek Dubner

For sure, Josh. There have been a lot of opportunities with the change in the administration, some of the passage of the Big Beautiful Bill and some of the changes within government in the way of contract terminations and then reopening those opportunities.

So for us, that really does -- it really is at an opportune time for us as we have been entering that market in the public sector specifically for the last year or so. We’ve made -- we’ve had some wins, and we’ve signed some contracts.

And as I said, with government and even larger enterprise, but government particularly, those contracts, they ramp in size and the opportunities are there and landing. And so -- but we’re even more excited about the larger opportunities that we’re testing in today.

And so yes, we continue to monitor that landscape, continue to evaluate how those -- how the opportunities change from day to day. Obviously it’s a very dynamic environment today. But we’re very excited. As Dan talked about in response to your question, these opportunities are very large in certain circumstances, seven-figure opportunities that really change the dynamic of the growth opportunity for this company.

Josh Nichols

Thanks, and then last question for me. You’ve seen a ton of adoption success in terms of the company’s FOREWARN vertical continues to see very robust growth getting close to 600 REALTOR Associations under contract today. When you think about -- we’ve talked about before, but probably not in the last quarter or so about the opportunities to kind of expand that into other niche verticals.

Is that something that you’re working on? Or is there a potential timeline you could share with us for when we might get some updates on that?

Daniel MacLachlan

Yes, Josh, thanks. This is Dan. I’ll take that one. Yes. I can confirm that we’re actively testing and marketing into a number of key areas to expand FOREWARN outside of just what I would say, predominantly real estate today.

We’ve started that beta testing, if you will, into those markets with go-to-market strategy, with different ways of penetrating that market, different ways of getting to those end users.

And we’re going to be doing that over the next three to six months in a number of key areas with the expectation as the results come in and we see the ROI that we’ll probably be investing in a few of those heavily in ‘26 to generate meaningful revenue.

So stay tuned. I think ‘26 will be the time where we’ll start providing some more color on some of the additional industries. But we’re in the process now of rolling out that to a number of different areas outside of real estate.

Josh Nichols

Appreciate it. Thanks guys.

Operator

Your next question comes from the line of Eric Martinuzzi with Lake Street Capital Markets. Your line is now open.

Eric Martinuzzi

Congrats on the good numbers for Q2. I wanted to follow up on your comment, Dan, regarding the amendment in the second quarter, April 30, we’re now out to April 30 of 2031, with your key data supplier. Just wanted to go a layer deeper there. Are we on terms that are relatively similar to what we’ve historically had with that data supplier?

Daniel MacLachlan

Yes. As it relates to the data, the use, everything remained exactly the same. It’s really just an extension of the term. And as I gave a little color earlier, with that extension, very minimal price escalation over that extended term.

So very excited about that partnership. We’ve had a great relationship with that provider for a long time but just a testament to that relationship we had, extended on the same terms in regards to all the usage and just for a very minimal price escalation.

Eric Martinuzzi

Now I think it was originally expected to term out in the summer of 2026. Was there a reason that we went a year early?

Daniel MacLachlan

Yes. When we look at our larger data providers, our goal is to enter into long term, specifically try to enter into around 5-year contracts that auto renew.

As you know we look for unlimited use of the data, whether it is monthly updates, weekly updates or daily updates, fixed fee unlimited use. So whether we use the information one time or 100 million times, it costs the same to us. That’s obviously the beauty of the model, that fixed cost model.

And so as those contracts start to get close to renewal period in the situation right around 12 to 18 months, we start negotiations because for us, we don’t want it to get even close to where it’s just that automatic renewal for 12 months.

We want to make sure that, that agreement is secured for a long time. So we normally enter and start negotiations around 12 to 18 months prior to any period of termination or renewal.

Derek Dubner

And Eric, this is Derek. I might add, this is a highly valued partner of ours. We’re always looking to expand business with this partner as we grow and we evolve and have greater demand on our solutions.

So it’s important for us, and we think out of mutual respect for others, where we’re multi-data sourced and we have multiple contracts, to enter into these probably a year in advance of a significant expiration and/or renewal so that the parties have some visibility and they have some time to talk about strategic opportunities.

Eric Martinuzzi

Makes perfect sense to me. And it’s something given the cost concentration there, it’s good to take that off the table for another six years. The retention number, I saw it kind of stepped up here to 97%.

Historically, you guys have been in the 90% to 95% range. Maybe the last four quarters, it’s crept up to 94% to 96%. What should we think about retention in the back half of the year based on what we’ve seen thus far?

Daniel MacLachlan

Yes. I mean for us, historically, we’ve run, like you said, around that 90%, 95%. We’ve always actually been running well on the high side of that, closer to the 94%, 95% for some time now.

I think, obviously it’s a testament to the product and the stickability and the functionality and the use case and just the need for the daily workflow of our customers where they continue to use the product and continue to have strong revenue retention.

Expectation going forward is we would probably continue around that 95% to 96%. But yes, a number of good key, what I would say, tailwinds. For a long time the collections vertical post-COVID, there was a lot of noise within that vertical, which was kind of reducing our overall gross retention a little bit.

But what we’ve seen over the last year and a half is a nice reversion back in that vertical. And so I think with a number of those tailwinds behind us, you’re going to continue to see those strong revenue retention numbers. But expectation right around that 95% to 96%.

Eric Martinuzzi

Okay. And last question for me has to do with the cash flow. It looked like a terrific quarter there with $7.5 million in cash from ops, and I think it was four-and-change on the free cash flow of $4.8 million. Was there anything one-time nature there? And then I’ve got a follow-up.

Daniel MacLachlan

No. Nothing one-time nature, just continued strong fundamentals within the business and operational leverage, which allows us to take those revenue dollars down to -- down the P&L into strong cash flow.

Eric Martinuzzi

Okay. And then just the use of cash gives you a lot of flexibility. Do we build the balance sheet? Do we get maybe more aggressive on the share repurchase program, M&A? What’s the focus?

Derek Dubner

Thanks, Eric. It’s Derek. Yes, look, all of those things are sort of in the capital allocation bucket for us to evaluate on a very regular basis.

I think, as our shareholders know, we’re very tuned in and mindful of creating shareholder value. We continue to invest in this business at the same pace as we always have. In fact, we’ve stepped up investment.

As you may know, we bought back about $11 million of stock out of a $15 million authorization over the last couple of years at an average price of mid-$19 range. And just February 14th of this past year, we paid a $0.30 one-time dividend. And again, that’s while maintaining significant investment in the business.

We see real opportunity, as I mentioned on the call, to continue to invest in various areas and especially in the realm of AI, where we’ve built this platform for the last decade with machine learning, and we are enhancing our abilities around -- our capabilities around AI for all of the things I talked about, increasing productivity, automation, so that we can scale this business in the out years significantly without scaling the headcount, for example, and automating a lot of places and changing the landscape in the way that customers interact with our products and the way that we -- the velocity of which data gets ingested, normalized, and put into our products to our customer base.

So we have, over the last six months to nine months, seen some opportunities for potentially accretive, small bolt-on acquisitions in the way of interesting characteristics of perhaps unique data or technology, in a buy or build analysis for us, or perhaps a front-facing solution in a market where we’re seeking to penetrate and it’s already there.

Fortunately, it appears to be finally that valuations in these small entities have come to a more reasonable place. So, we’ve seen some opportunities. And hence, you probably have seen there’s some acquisition-related expense because we’ve been doing some work on some parties.

This would be, as I mentioned, small bolt-on and accretive, if and when we were to do something, and not something more transformative. And we’ll continue to take a look at those things.

The buyback really wasn’t an exercise we were involved with the last quarter, but we still value the buyback and may go there from time to time. So, all of those, as I mentioned, are in the capital allocation bucket. And again, we continue to evaluate those on almost a daily basis.

Eric Martinuzzi

OK – D, all of the above. Appreciate the responses and good luck on the back half of the year.

Operator

This concludes our question and answer session. I’d now like to turn it back to Derek Dubner for closing remarks.

Derek Dubner

Thank you for joining us today. We are very proud of the team’s execution across our strategic initiatives. We continue to make significant progress with strong customer onboarding, volume expansion, and a growing sales pipeline. Given our robust margin profile and cash flow generation, we are investing in the business for the long-term in the way of platform capabilities, productivity enhancements, and an AI-driven data lifecycle that expands the differentiation of our platform and solutions. We are well positioned for a strong back half of the year. Good evening.